Exhibit 99.1

On October 7, 2004, CPI Corp. issued the following press release announcing that the Board of Directors created a new interim Office of the Chief Executive.


CPI CORP.
NEWS FOR IMMEDIATE RELEASE       FOR RELEASE Thursday, October 7, 2004

FOR FURTHER INFORMATION CONTACT:

NAME: Jane Nelson                FROM: CPI Corp.
ADDRESS: 1706 Washington Avenue  CITY: St. Louis
STATE, ZIP: Missouri 63103     	 TELEPHONE: (314) 231-1575

______________________________________________________________________

                               FOR FURTHER INFORMATION
                               AT FINANCIAL RELATIONS BOARD
                               Diane Hettwer, Chicago 312/640-6760


             CPI CORP. ANNOUNCES NEW OFFICE OF CHIEF EXECUTIVE

St. Louis, MO, October 7, 2004 -- CPI Corp. (NYSE: CPY) today announced that the Board of Directors has created an interim Office of the Chief Executive to enhance implementation of the Company's key strategic initiatives as well as intensify focus on the field organization.
The Board has also commenced a search for a permanent chief executive officer.

The newly created Office of the Chief Executive will consist of David
Meyer, Chairman of the Board, Jack Krings, President and Chief Operating Officer, and Gary Douglass, Executive Vice President and Chief Financial Officer. Mr. Meyer, who will continue as CPI's Chairman, will focus on overall strategy and management and will report to the Board of Directors on behalf of the Office of the Chief Executive. Mr. Krings will continue as President and Chief Operating Officer and focus on the field organization, and Mr. Douglass will continue as Chief Financial Officer and take on additional administrative and support responsibilities. In conjunction with his appointment to the new Office of Chief Executive, Mr. Krings stepped down as Acting Chief Executive Officer and resigned from the Board of Directors.

"The Office of Chief Executive enhances leadership and support of the outstanding efforts of our associates at the home office and in the field as they effect significant strategic change even as they prepare for the upcoming busy season," Meyer said. "I look forward to working more closely with our many dedicated associates throughout the organization."

CPI is a portrait photography company offering photography services in the United States, Puerto Rico and Canada through Sears Portrait Studios. The Company also operates searsphotos.com, an on-line photofinishing service as well as the vehicle for the Company's customers to archive, share portraits via email and order additional portraits and products.



The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements are only predictions or expectations; actual events or results may differ materially as a result of risks facing us. Such risks include, but are not limited to risks as may be described in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended February 7, 2004.
CPI does not undertake any obligation to update any forward-looking statements.